Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2012

RECORD FINANCIAL RESULTS

Company posts 27th consecutive quarter of improved earnings results

•                  Revenue increased 6.0% for the quarter and 5.5% for full year

•                  Net income up 6.1% for the quarter and 10.5% for the full year

•                  Earnings per diluted share rose 6.7% for the quarter to $0.16  from $0.15 and 10.1% to $0.76 from $0.69 for the full year

ATLANTA, GEORGIA, January 23, 2013: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported strong unaudited financial results for its fourth quarter and year ended December 31, 2012.

The Company recorded fourth quarter revenues of $306.4 million, an increase of 6.0% over the prior year’s fourth quarter revenue of $289.1 million.  Net income increased 6.1% to $22.9 million or $0.16 per diluted share for the fourth quarter ended December 31, 2012, compared to $21.6 million or $0.15 per diluted share for the same period in 2011.

Rollins’ revenues for the full year rose 5.5% to $1.271 billion compared to $1.205 billion for the prior year.  Rollins’ net income for the full year rose 10.5% to $111.3 million, or $0.76 per diluted share, compared to net income of $100.7 million, or $0.69 per diluted share for the same period last year.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, “We are pleased to have achieved record revenue growth across the Company for the quarter and full year.  The progress we made in 2012 reflects the momentum we gained in adding new customers while improving customer service and retention.  At the same time we executed across all brands programs to improve our training, and customer communications.”

Mr. Rollins, concluded, “We are excited about our Company’s opportunities for 2013.  Our culture of continuous improvement has generated aggressive plans and new programs that should provide another successful year.  We are very proud of our people who made 2012 successes possible and who will likewise be working diligently to achieve this year’s objectives.”

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Western Pest Services, Orkin Canada, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa and Mexico from more than 500 locations.  You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s excitement about the Company’ opportunities for 2013; our belief that our plans and programs should provide another successful year; and our belief that our people will be working diligently to achieve this year’s objectives. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At December 31, (unaudited)	2012	2011
ASSETS
Cash and cash equivalents	$65,082	$46,275
Trade accounts receivables, net	68,920	61,687
Financed receivables, net	11,823	11,659
Materials and supplies	11,847	11,125
Deferred income taxes, net	33,338	31,272
Other current assets	14,982	13,804
Total Current Assets	205,992	175,822
Equipment and property, net	82,263	76,858
Goodwill	212,477	211,019
Customer contracts and other intangible assets, net	141,789	137,526
Deferred income taxes	26,841	22,604
Financed receivables, long-term, net	11,681	11,298
Other assets	11,463	10,523
Total Assets	$692,506	$645,650

LIABILITIES
Accounts payable	$24,854	$22,584
Accrued insurance, current	24,164	21,844
Accrued compensation and related liabilities	60,042	61,137
Unearned revenue	87,753	85,636
Other current liabilities	31,603	34,650
Total Current Liabilities	228,416	225,851
Accrued insurance, less current portion	31,283	27,516
Accrued pension	43,271	31,867
Long-term accrued liabilities	34,580	36,419
Total Liabilities	337,550	321,653

STOCKHOLDERS’ EQUITY
Common stock	146,015	146,251
Retained earnings and other equity	208,941	177,746
Total stockholders’ equity	354,956	323,997
Total Liabilities and Stockholders’ Equity	$692,506	$645,650

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
REVENUES
Customer services	$306,393	$289,056	$1,270,909	$1,205,064
COSTS AND EXPENSES
Cost of services provided	163,025	151,202	647,578	616,842
Depreciation and amortization	9,810	9,678	38,655	37,503
Sales, general and administrative	97,608	93,464	407,020	389,115
Pension Settlement	1,000	—	1,000	—
Interest Expense	(76)	59	14	508
	271,367	254,403	1,094,267	1,043,968
INCOME BEFORE INCOME TAXES	35,026	34,653	176,642	161,096
PROVISION FOR INCOME TAXES	12,112	13,058	65,310	60,385
NET INCOME	$22,914	$21,595	$111,332	$100,711

NET INCOME PER SHARE - BASIC	$0.16	$0.15	$0.76	$0.69
NET INCOME PER SHARE - DILUTED	$0.16	$0.15	$0.76	$0.69

Weighted average shares outstanding - basic	146,028	146,277	146,299	146,882
Weighted average shares outstanding - diluted	146,029	146,309	146,306	146,946

CONFERENCE CALL ANNOUNCEMENT

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Fourth Quarter and Full-Year 2012 results on:

Wednesday, January 23, 2013 at:

  9:00 a.m. Eastern

 8:00 a.m. Central

     7:00 a.m. Mountain

 6:00 a.m. Pacific

TO PARTICIPATE:

Please dial 800-762-8779 domestic;

480-629-9645 international
at least 5 minutes before start time.

REPLAY: available through January 30, 2013

Please dial 800-406-7325/303-590-3030, Passcode: 4588006

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com